Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FROM:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

DATE:	November 12, 2009

ALBEMARLE, N.C. – Uwharrie Capital Corp, parent company for Bank of Stanly, Anson Bank and Trust and Cabarrus Bank and Trust, reported growth in assets of $28.2 million, from $452.5 million to $480.7 million for the nine months ended September 30, 2009, representing an increase of 6.2%. Loans increased to $351.8 million from $340.8 million, up 3.2%, and deposits increased to $371.5 million from $353.6 million, up 5.1%. Year to date earnings from operations, excluding non-recurring income and expenses, were $2.35 million compared to $1.74 million in the same period last year.

During the quarter ended September 30, 2009, the Company evaluated its entire investment portfolio and identified five private label CMO investments that warranted an impairment charge. The net effect resulted in $183 thousand non-recurring expense. Third quarter earnings, after the impairment and taxes were $290 thousand compared to $343 thousand for the same period last year. Taking into consideration the payment of dividends on preferred stock issued by the Company, net income available to shareholders at the end of the third quarter was $131 thousand.

Roger Dick, Chief Executive Officer, commented, “We have built and maintained our solid foundation and we are committed to solidifying the important role we continue to play in the economic health and well being of the communities we serve. While we can not control the economy, we remain focused on operating a well-capitalized, safe and strong banking organization.”

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NEWS RELEASE